Exhibit 99.1

For Release: November 5, 2009	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
November 6, 2009 10:30 A.M. (ET)		Phone: 540-949-3447
Domestic Dial in number: 877-407-8031		wamplerwes@ntelos.com
International Dial in number: 201-689-8031
Replay number: 877-660-6853
Confirmation Codes: Account #286; Conference ID: 335282
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports Third Quarter 2009 Operating Results

NTELOS’ Third Quarter Net Income of $14.3 million, or $0.34 per share

Increased Dividend Reflects High Free Cash Flow Generation

Company Updates 2009 Guidance

WAYNESBORO, VA – November 5, 2009 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its third quarter of 2009.

Operating highlights for the quarter include:

•	Operating revenues for third quarter 2009 of $135.7 million

•	Adjusted EBITDA (a non-GAAP measure) of $56.6 million, representing a 41.7% margin

•	Adjusted EBITDA less capital expenditures of $35.2 million for third quarter 2009; $84.0 million year to date

•	Wireless total sales (gross additions) of 43,373, up 5% from third quarter 2008 and up 14% from second quarter 2009

•	FRAWG unlimited prepay sales (gross additions) of 17,926

•	Smart phone and data card sales were 30% of postpay gross additions, up from 23% in third quarter 2008

•	Wireless postpay data ARPU (a non-GAAP measure) up $0.38 or 4% from last quarter; up 29% from third quarter 2008

•	Wireline adjusted EBITDA of $18.6 million, a quarterly record, up 8% from third quarter 2008

•	Competitive Wireline adjusted EBITDA sets quarterly record at $7.5 million, up 24% from third quarter 2008

“We continue to experience year-to-date sales growth and we are especially pleased with the early success of our new FRAWG product,” said James S. Quarforth, CEO of NTELOS Holdings Corp. “It is clear from our third quarter sales results that prepay unlimited plans are preferred by many customers and our FRAWG products are meeting their needs. Our postpay data ARPU continued its growth trend through the quarter – up 29% year over year and now solidly over ten dollars. Our wireline business performed impressively again for the quarter with significant revenue growth from several of our strategic products driving another record level of adjusted EBITDA.”

Recent Developments

Increase and Declaration of Dividend: On November 3, 2009, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.28 per share, an increase of 8%, to be paid on January 12, 2010 to stockholders of record on December 14, 2009.

Closing of Refinancing: On August 7, 2009 the Company closed on the refinancing of the existing first lien term loan of its wholly-owned subsidiary, NTELOS Inc. In connection with the refinancing, NTELOS Inc. entered into a new $635 million first lien term loan maturing August 7, 2015, together with a $35 million revolving credit facility maturing August 7, 2014. NTELOS Inc. used proceeds of the new first lien term loan to pay off its outstanding $603 million first lien term loan and to pay closing costs and other expenses related to the transaction, including unwinding its interest rate swap agreement, with the remaining proceeds of approximately $4 million available for general corporate purposes. Pricing on the new first lien term loan was set at LIBOR plus 3.75% with a LIBOR minimum of 2%, and sold at $99 per $100 of principal amount, or 1% OID.

Share Repurchase Program: On August 24, 2009, the Company announced that its Board of Directors had approved a share repurchase program authorizing management to repurchase up to $40 million of NTELOS’ common stock. During the third quarter of 2009, 118,340 shares were repurchased for $1.9 million.

Fiber Network Expansion: In September 2009, NTELOS completed a fiber optic route from Charlottesville to Ashburn, Virginia, replacing leased services and providing interconnection to the Internet hub in Ashburn. In addition to cost savings from bringing traffic on-network, this route creates revenue opportunities for both wholesale and enterprise sales in three new key markets. The capital expenditure for this expansion was approximately $4.5 million.

Agreement to Acquire Fiber Optic Assets: The Company announced on October 6, 2009 that it executed an agreement to purchase certain fiber optic and network assets and related transport and data service contracts from

Allegheny Energy, Inc. The purchase includes approximately 2,200 route-miles of fiber located primarily in central and western Pennsylvania and West Virginia, with portions also in Maryland, Kentucky and Ohio. Closing, which is expected by year-end 2009, is subject to regulatory approvals and customary closing conditions. Projected 2009 service revenues, including revenues from NTELOS, and adjusted EBITDA, pro forma for the terms and conditions of the agreement, on this fiber network are approximately $8.0 million and $4.5 million, respectively. The purchase price for the transaction assets is approximately $27 million.

FRAWG Wireless: Third quarter 2009 represents the first full quarter results for the FRAWG Unlimited Wireless sub-brand in the Richmond and Hampton Roads, Virginia markets. FRAWG plans feature competitive price points, but acquisition costs for the Company are substantially lower than with traditional offerings due to reduced handset subsidy and sales costs. FRAWG gross additions for the quarter were 17,926, with 84% of sales at the top two price tiers of $40 and $50 per month.

“The power of n” Marketing Campaign: A new marketing campaign was launched during third quarter emphasizing the strength of NTELOS’ newly upgraded network and focusing on “worry-free wireless,” highlighting new overage alerts and increased flexibility for wireless customers and customer service that is always local and always best in class. Concepts of the campaign may be viewed on the NTELOS web site at http://www.nteloswireless.com/powerofn/.

Business Segment Highlights

Wireless

•

Wireless operating revenues for the third quarter 2009 were $104.2 million, compared to $103.9 million for the third quarter 2008. Adjusted EBITDA for Wireless was $39.1 million and $40.6 million for the third quarters of 2009 and 2008, respectively. Revenues from the Sprint wholesale agreement were $27.1 million, supported by the $9.0 million per month minimum and reflecting the previously announced travel data rate reset effective July 1, 2009. This rate reset, based on 90% of Sprint’s revenue yield, was provided for in the Sprint wholesale agreement in recognition of significantly increased throughput that would occur upon the completion of the EV-DO upgrade.

•

Retail wireless subscribers were 438,303 at September 30, 2009, a 3% increase from 427,028 at September 30, 2008. Wireless gross subscriber additions for third quarter 2009 were 43,373, up 5% from 41,322 in third quarter 2008, reflecting the significant sales success of the new FRAWG prepay product in the Virginia East markets. Net wireless subscriber change for third quarter 2009 was a loss of 3,786. Churn rates for the third quarter 2009 reflected typical seasonal increases and also continued to be influenced by macro economic conditions, with total monthly subscriber churn of 3.6% and postpay churn of 2.4%, both higher than churn from third quarter last year. Involuntary postpay churn levels remain higher year over year, representing 43% of the churn in third quarter 2009 compared to 34% in third quarter 2008.

•

Postpay ARPU was $57.53 for the third quarter of 2009, compared to $57.85 for the third quarter 2008 and up from $57.28 in the previous quarter. Postpay data ARPU continued to show solid growth, increasing $2.33, or 29%, from $7.93 in third quarter 2008 to $10.26 in third quarter 2009. Sequentially, postpay data ARPU is up 4%, or $0.38, compared to second quarter 2009. On a total customer basis, ARPU for third quarter 2009 was $53.22, down $1.87 from third quarter last year reflecting declining prepay ARPU driven in part by the transition to the FRAWG model of lower prices but also low subsidies and sales costs.

•

A new prepay billing platform, which provides increased functionality for customers, was successfully implemented in the third quarter 2009. Significantly, the use of data cards and true pay-per-day functionality became available to prepay customers for the first time beginning October 1, 2009.

“Churn remains a challenge, but we are confident that it will improve with the economic recovery, especially in levels of involuntary churn,” said Quarforth. “This, combined with our continued sales strength due to our EV-DO capabilities, robust handset line-up, broader distribution and generally positive fourth quarter seasonal trends, provides optimism for the remainder of the year with regard to wireless subscribers.”

Wireline

•

Wireline operating revenues for the third quarter 2009 were $31.3 million, compared to $31.1 million for the third quarter 2008. Adjusted EBITDA for Wireline increased 8% year over year, from $17.1 million in third quarter 2008 to $18.6 million in third quarter 2009.

•

RLEC: RLEC revenues for the third quarter of 2009 were $14.4 million, down 5% from third quarter 2008 as an increase in tandem switched access revenues from other carriers partially offset a 7% decline in access lines. Despite line losses, RLEC adjusted EBITDA remained at levels consistent with the prior year, reflecting impacts from expense reduction initiatives.

•

Competitive Wireline: Revenues from wireline strategic products increased approximately $0.9 million, or 7%, to $14.0 million in third quarter 2009 from $13.1 million in third quarter 2008, due to customer growth and continued growth in data connectivity and bandwidth demand. Several high-speed data and transport products showed significant revenue growth year over year: Private Line/Transport, up 12%; Integrated Access, up 7%; Metro Ethernet, up 30%; Broadband over fiber, up 82%; and IPTV video, up 183%. Broadband growth in the RLEC footprint continued with a year-over-year gain of 1,020 customers, increasing customer penetration from 44% at September 30, 2008 to 52% at the end of third quarter 2009. Third quarter 2009 adjusted EBITDA for Competitive Wireline was up 24% from third quarter last year.

“Our wireline business continues to outperform the industry with another solid quarter,” stated Quarforth. “Our high-bandwidth data products are the main drivers of revenue and adjusted EBITDA growth. Our recent fiber network expansion to the Internet hub in Ashburn and, when completed, the Allegheny acquisition, will nearly double the route miles of our fiber network, allowing expansion of these same successful strategic products and services.”

Capital expenditures for the third quarter 2009 were $21.5 million and were $91.0 million for the first nine months of 2009. The year to date amount reflects heavier spending levels in the first half of the year for several projects, including the wireless EV-DO upgrade, fiber expansion and wireline core data network upgrades, and corporate IT upgrades for the new prepay billing platform and a web portal.

“Overall, our third quarter results demonstrated stability considering the nearly $3 million revenue reduction related to the Sprint wholesale travel data rate reset and sluggish macro economic conditions,” said Quarforth. “Sales of the new FRAWG wireless products are most encouraging and we are now preemptively well-positioned against future competitive products in these markets. Trends in data ARPU growth remain strong, surpassing the ten dollar level. Our wireline segment continues its solid and growing contributions and network expansion will be a significant further catalyst.”

“We have updated our 2009 guidance to reflect our year to date results,” concluded Quarforth. “While the economy has clearly been a factor in our subscriber growth this year, we believe our net income and free cash flow growth over previous year will be approximately 30% and 32%, respectively.”

###

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

The Company expects 2009 consolidated operating revenues to range between $549 million and $553 million; consolidated adjusted EBITDA to range between $227 million and $230 million; and capital expenditures to range between $107 million and $108 million. Net income attributable to NTELOS Holdings Corp. for 2009 is expected to be between $56 million and $60 million. Expenditures related to the acquisition of fiber optic assets from Allegheny Energy, Inc. are not included in 2009 Wireline capital expenditure outlook. Please see the Business Outlook exhibit with this press release for additional guidance detail.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, loss on interest rate swap agreement, net income attributable to noncontrolling interests, other income, non-cash compensation charges and voluntary early retirement charges.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see the footnotes in the exhibits for a complete definition of this measure.

Adjusted EBITDA and ARPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

Note: Subsequent to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2008, the Company discovered an error related to the billing information used by the Company for billing services to Sprint under its Strategic Network Alliance agreement. A portion of network usage by Sprint customers had been incorrectly classified in the Company’s billing process. As a result, wireless wholesale revenue was overstated by approximately $3.9 million in 2008 ($2.4 million after tax, or $0.06 per share). Quarterly for 2008, this amount is estimated to be $0.2 million, $0.9 million and $2.8 million in the second, third and fourth quarters 2008, respectively. The Company assessed the materiality and determined that the error was immaterial to previously reported amounts contained in its periodic reports. The Company’s financial statements for the fiscal 2008 quarterly periods have been adjusted to reflect the effect of this immaterial error.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; adverse economic conditions; operating and financial restrictions imposed by our senior credit facilities and other indebtedness; our cash and capital requirements; declining prices for our services; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in our roaming rates and wireless handset subsidy costs; the potential for Sprint to build networks in our markets; federal and state regulatory fees, requirements and developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our reliance on certain suppliers and vendors and the transition of our prepay billing services to a new vendor; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless ARPU Reconciliation

•	Business Outlook for the Year 2009

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets (unaudited)

	September 30, 2009	December 31, 2008 [1]
(in thousands)

ASSETS
Current Assets
Cash	$86,599	$65,692
Accounts receivable, net	41,573	47,270
Inventories and supplies	8,273	11,107
Other receivables	2,861	2,809
Income tax receivable	1,057	718
Prepaid expenses and other	11,162	8,843

	151,525	136,439

Securities and investments	947	762

Property, plant and equipment, net	477,513	446,473

Other Assets
Goodwill	118,448	118,448
Franchise rights	32,000	32,000
Other intangibles, net	65,641	74,151
Radio spectrum licenses in service	115,449	115,449
Radio spectrum licenses not in service	16,847	16,931
Deferred charges and other assets	13,582	3,648

	361,967	360,627

Total Assets	$991,952	$944,301

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$6,893	$6,739
Accounts payable	29,771	31,645
Dividends payable	10,992	10,968
Advance billings and customer deposits	20,000	19,772
Accrued payroll	4,284	10,119
Accrued interest	26	290
Accrued operating taxes	4,374	3,439
Other accrued liabilities	4,928	3,787

	81,268	86,759

Long-Term Liabilities
Long-term debt	623,531	601,173
Interest rate swap	—	9,184
Other long-term liabilities	104,304	82,066

	727,835	692,423

Equity	182,849	165,119

Total Liabilities and Equity	$991,952	$944,301

[1]	Please see accompanying note in this earnings release and Form 10-Q filed with the SEC for additional detail relating to a wireless wholesale revenue correction for the year 2008.

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended:		Nine months ended:
(in thousands, except for per share amounts)	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Operating Revenues [1]	$135,686	$135,074	$416,351	$398,128

Operating Expenses [2]
Cost of sales and services (exclusive of items shown separately below)	44,610	44,264	134,306	127,081
Customer operations	29,015	27,066	87,199	80,015
Corporate operations [3]	6,130	7,794	23,092	24,797
Depreciation and amortization [4]	22,678	24,789	68,927	78,615
Accretion of asset retirement obligations	399	249	960	745

	102,832	104,162	314,484	311,253

Operating Income	32,854	30,912	101,867	86,875

Other Income (Expenses)
Interest expense	(8,657)	(7,756)	(20,447)	(24,611)
Gain (loss) on interest rate swap agreement	662	(2,403)	2,100	3,896
Other (expense) income	(876)	44	(933)	871

	23,983	20,797	82,587	67,031
Income Tax Expense	9,517	8,354	32,910	26,891

Net Income	14,466	12,443	49,677	40,140
Net Income Attributable to Noncontrolling Interests	(196)	(26)	(669)	(57)

Net Income Attributable to NTELOS Holdings Corp.	$14,270	$12,417	$49,008	$40,083

Basic and Diluted Earnings per Common Share Attributable to NTELOS Holdings Corp. Stockholders:
Income per share - basic	$0.34	$0.29	$1.16	$0.96
Income per share - diluted	$0.34	$0.29	$1.16	$0.95
Weighted average shares outstanding - basic	42,161	42,137	42,163	41,923
Weighted average shares outstanding - diluted	42,414	42,313	42,398	42,280

Cash Dividends Declared per Share - Common Stock	$0.26	$0.21	$0.78	$0.63

[1]	Please see accompanying note in this earnings release and Form 10-Q filed with the SEC for additional detail relating to a wireless wholesale revenue correction for the year 2008.
[2]

Includes non-cash compensation charge related to all of the Company’s share-based awards, the Company’s 401(k) matching contributions and the Company’s 2009 annual incentive bonus plan for officers and certain management positions of $0.7 million and $3.3 million for the three months and nine months ended September 30, 2009, respectively, and $0.4 million and $2.3 million for the three months and nine months ended September 30, 2008, respectively.

[3]

First quarter 2009 includes a one-time cash payment of $1.0 million to James A. Hyde, NTELOS’ newly hired president and COO, in consideration of compensation foregone by Mr. Hyde by departing his previous employer before 2009 vesting dates. Mr. Hyde joined the Company in March 2009. Please see Form 8-K filed with the SEC on January 14, 2009 for additional information.

[4]

Depreciation and amortization expense includes accelerated depreciation primarily related to 3G-1xRTT equipment that has been or is scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $0.9 million and $3.3 million for the three months and nine months ended September 30, 2009, respectively, and $3.6 million and $17.1 million for the three months and nine months ended September 30, 2008, respectively.

NTELOS Holdings Corp.

Summary of Operating Results

	Three months ended:		Nine months ended:
(dollars in thousands)	September 30, 2008	September 30, 2009	September 30, 2008	September 30, 2009
Operating Revenues
Wireless PCS Operations	$103,894	$104,226	$305,757	$322,290
Subscriber Revenues	70,473	69,060	210,240	212,438
Wholesale/Roaming Revenues, net	27,307	28,507	76,674	89,870
Equipment Revenues	5,796	6,313	17,906	18,945
Other Revenues	318	346	937	1,037

Wireline Operations
RLEC	15,078	14,395	44,435	43,543
Competitive Wireline	15,979	16,944	47,515	50,154

Wireline Total	31,057	31,339	91,950	93,697

Other	123	121	421	364

	$135,074	$135,686	$398,128	$416,351

Operating Expenses
(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, non-cash compensation and voluntary early retirement program charges, a non-GAAP Measure of operating expenses)

Wireless PCS Operations	$63,285	$65,106	$183,992	$196,363
Cost of Sales and Services
Cost of Sales - Equipment	8,537	8,509	23,098	27,323
Cost of Sales - Access & Other	12,330	11,389	37,045	33,228
Maintenance and Support	13,482	15,004	38,203	44,005
Customer Operations	22,836	24,938	67,744	75,016
Corporate Operations	6,100	5,266	17,902	16,791

Wireline Operations
RLEC	4,009	3,326	11,743	10,792
Competitive Wireline	9,920	9,446	28,627	29,129

Wireline Total	13,929	12,772	40,370	39,921

Other	1,470	1,170	4,243	5,041

	$78,684	$79,048	$228,605	$241,325

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$40,609	$39,120	$121,765	$125,927

Wireline Operations
RLEC	11,069	11,069	32,692	32,751
Competitive Wireline	6,059	7,498	18,888	21,025

Wireline Total	17,128	18,567	51,580	53,776

Other	(1,347)	(1,049)	(3,822)	(4,677)

	$56,390	$56,638	$169,523	$175,026

Capital Expenditures
Wireless PCS Operations	$31,334	$7,759	$61,703	$42,381

Wireline Operations
RLEC	3,918	3,636	11,519	10,498
Competitive Wireline	5,200	5,914	17,613	21,270

Wireline Total	9,118	9,550	29,132	31,768

Other	974	4,161	7,321	16,863

	$41,426	$21,470	$98,156	$91,012

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)
Wireless PCS Operations	$9,275	$31,361	$60,062	$83,546

Wireline Operations
RLEC	7,151	7,433	21,173	22,253
Competitive Wireline	859	1,584	1,275	(245)

Wireline Total	8,010	9,017	22,448	22,008

Other	(2,321)	(5,210)	(11,143)	(21,540)

	$14,964	$35,168	$71,367	$84,014

[1]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

	Three months ended:		Nine months ended:
(dollars in thousands)	September 30, 2008	September 30, 2009	September 30, 2008	September 30, 2009
Net income attributable to NTELOS Holdings Corp.	$12,417	$14,270	$40,083	$49,008
Net income attributable to noncontrolling interests	26	196	57	669

Net Income	12,443	14,466	40,140	49,677

Interest expense	7,756	8,657	24,611	20,447
Loss (gain) on interest rate swap agreement	2,403	(662)	(3,896)	(2,100)
Income taxes	8,354	9,517	26,891	32,910
Other expense (income)	(44)	876	(871)	933

Operating income	$30,912	$32,854	$86,875	$101,867

Wireless	$22,992	$22,974	$63,366	$76,375
RLEC	7,454	7,327	21,298	21,534
Competitive Wireline	3,006	4,227	9,144	11,491
Other	(2,540)	(1,674)	(6,933)	(7,533)

Operating income	$30,912	$32,854	$86,875	$101,867

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

(dollars in thousands)	2008					2009
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended September 30
Operating Income	$22,992	$7,454	$3,006	$(2,540)	$30,912	$22,974	$7,327	$4,227	$(1,674)	$32,854
Depreciation and amortization [1]	17,386	3,607	3,037	759	24,789	15,685	3,736	3,245	12	22,678

Sub-total:	40,378	11,061	6,043	(1,781)	55,701	38,659	11,063	7,472	(1,662)	55,532

Accretion of asset retirement obligations	231	4	14	—	249	380	6	14	(1)	399
Non-cash compensation	—	—	—	434	434	81	—	12	614	707
Voluntary early retirement plan [2]	—	4	2	—	6	—	—	—	—	—

Adjusted EBITDA	$40,609	$11,069	$6,059	$(1,347)	$56,390	$39,120	$11,069	$7,498	$(1,049)	$56,638

Adjusted EBITDA Margin	39.1%	73.4%	37.9%	NM	41.7%	37.5%	76.9%	44.3%	NM	41.7%

For The Nine Months Ended September 30
Operating Income	$63,366	$21,298	$9,144	$(6,933)	$86,875	$76,375	$21,534	$11,491	$(7,533)	$101,867
Depreciation and amortization [1]	57,715	10,784	9,317	799	78,615	48,327	11,049	9,464	87	68,927

Sub-total:	121,081	32,082	18,461	(6,134)	165,490	124,702	32,583	20,955	(7,446)	170,794

Accretion of asset retirement obligations	684	13	43	5	745	902	15	43	—	960
Non-cash compensation	—	—	—	2,307	2,307	323	153	27	2,769	3,272
Voluntary early retirement plan [2]	—	597	384	—	981	—	—	—	—	—

Adjusted EBITDA	$121,765	$32,692	$18,888	$(3,822)	$169,523	$125,927	$32,751	$21,025	$(4,677)	$175,026

Adjusted EBITDA Margin	39.8%	73.6%	39.8%	NM	42.6%	39.1%	75.2%	41.9%	NM	42.0%

[1]

Depreciation and amortization expense includes accelerated depreciation primarily related to 3G-1xRTT equipment that has been or is scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $0.9 million and $3.3 million for the three months and nine months ended September 30, 2009, respectively, and $3.6 million and $17.1 million for the three months and nine months ended September 30, 2008, respectively.

[2]

In the second quarter of 2008, the Company recorded $1.0 million of voluntary early retirement charges, comprised primarily of $0.9 million of pension expense related to a pension enhancement pursuant to the voluntary early retirement plan accepted by certain employees of the wireline segments.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	9/30/2008	12/31/2008	3/31/2009	6/30/2009	9/30/2009
Wireless Subscribers	427,028	435,008	444,475	442,089	438,303

RLEC Total Access Lines	41,989	41,135	40,343	39,616	38,853

RLEC Residential Access Lines	27,124	26,513	25,893	25,402	24,867

CLEC Access Lines [1]	49,856	49,899	49,499	49,162	49,265

RLEC Broadband Customers [2]	13,010	13,358	13,791	14,021	14,215

Total Broadband Connections [2]	21,825	22,505	22,846	22,768	23,138

Long Distance Subscribers	49,027	48,655	48,240	48,017	47,759

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

						Nine months ended:
Quarter Ended:	9/30/2008	12/31/2008	3/31/2009	6/30/2009	9/30/2009	9/30/2008	9/30/2009
Total Wireless Subscribers
Beginning Subscribers	425,880	427,028	435,008	444,475	442,089	406,795	435,008
Prepay	127,419	123,451	123,999	130,205	129,323	115,068	123,999
Postpay	298,461	303,577	311,009	314,270	312,766	291,727	311,009

Gross Additions	41,322	48,964	50,426	37,944	43,373	124,834	131,743
Prepay	17,727	22,888	27,221	20,161	25,917	65,213	73,299
Postpay	23,595	26,076	23,205	17,783	17,456	59,621	58,444

Disconnections	40,174	40,984	40,959	40,330	47,159	104,601	128,448
Prepay	20,969	21,579	20,170	20,489	24,784	54,545	65,443
Postpay	19,205	19,405	20,789	19,841	22,375	50,056	63,005

Net Additions	1,148	7,980	9,467	(2,386)	(3,786)	20,233	3,295
Prepay	(3,242)	1,309	7,051	(328)	1,133	10,668	7,856
Postpay	4,390	6,671	2,416	(2,058)	(4,919)	9,565	(4,561)

Ending Subscribers	427,028	435,008	444,475	442,089	438,303	427,028	438,303
Prepay	123,451	123,999	130,205	129,323	130,184	123,451	130,184
Postpay	303,577	311,009	314,270	312,766	308,119	303,577	308,119

Postpay subscriber loss for third quarter 2009 of 4,647 consists of net losses of 4,919 and conversions of prepay customers to postpay of 272.

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:		Nine months ended:
	September 30, 2008	September 30, 2009	September 30, 2008	September 30, 2009
Average Subscribers (weighted monthly)	426,552	440,052	421,637	441,287
Gross Subscriber Revenues ($000)	$70,501	$70,262	$210,725	$213,526
Revenue Accruals & Deferrals	32	(1,132)	(318)	(888)
Eliminations & Other Adjustments	(60)	(70)	(167)	(200)

Net Subscriber Revenues ($000)	$70,473	$69,060	$210,240	$212,438

Average Monthly Revenue per Subscriber/Unit (ARPU) [1,2]	$55.09	$53.22	$55.53	$53.76

Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1,2]	$57.85	$57.53	$57.00	$57.23

Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$7.53	$9.33	$7.26	$9.02

Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$7.93	$10.26	$7.18	$9.83

Strategic Network Alliance Revenues ($000)
Home Voice	$13,403	$12,930	$39,813	$38,492
Travel Voice	4,398	4,339	12,429	12,301

Total Voice	17,801	17,269	52,242	50,793

Home Data	2,874	3,307	8,806	9,838
Travel Data	5,564	1,425	12,024	20,083

Total Data	8,438	4,732	20,830	29,921

Revenue Minimum Adjustment	—	5,060	1,247	5,060

Total	$26,239	$27,061	$74,319	$85,774

Monthly Postpay Subscriber Churn	2.1%	2.4%	1.9%	2.2%

Monthly Blended Subscriber Churn	3.1%	3.6%	2.8%	3.2%

Total Cell Sites (period ending)	1,111	1,226	1,111	1,226

EV-DO Rev. A Cell Sites (period ending; sub-set of Total Cell Sites above)	511	1,054	511	1,054

Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)	680	754	680	754

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.8 million for the first nine months 2008. Total and postpay ARPU for the first nine months 2008 , proforma for these reporting changes would have been $54.78 and $56.24, respectively.

NTELOS Holdings Corp.

Wireless ARPU Reconciliation

	Three months ended:		Nine months ended:
	September 30, 2008	September 30, 2009	September 30, 2008	September 30, 2009
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)
Operating Revenues	$135,074	$135,686	$398,128	$416,351
Less: Wireline and other operating revenue	(31,180)	(31,460)	(92,371)	(94,061)

Wireless communications revenue	103,894	104,226	305,757	322,290
Less: Equipment revenue from sales to new customers	(1,665)	(1,525)	(9,196)	(4,408)
Less: Equipment revenue from sales to existing customers	(4,131)	(4,788)	(8,710)	(14,537)
Less: Wholesale revenue	(27,307)	(28,507)	(76,674)	(89,870)
Less: Other revenues, eliminations and adjustments	(290)	856	(452)	51

Wireless gross subscriber revenue [2]	$70,501	$70,262	$210,725	$213,526

Less: Paid in advance subscriber revenue	(18,526)	(15,535)	(58,867)	(51,784)
Plus: adjustments	313	(1,121)	174	(870)

Wireless gross postpay subscriber revenue	$52,288	$53,606	$152,032	$160,872

Average subscribers	426,552	440,052	421,637	441,287

Total ARPU [2]	$55.09	$53.22	$55.53	$53.76

Average postpay subscribers	301,264	310,601	296,359	312,348

Postpay ARPU [2]	$57.85	$57.53	$57.00	$57.23

Wireless gross subscriber revenue [2]	$70,501	$70,262	$210,725	$213,526
Less: Wireless voice and other feature revenue	(60,871)	(57,942)	(183,179)	(177,686)

Wireless data revenue	$9,630	$12,320	$27,546	$35,840

Average subscribers	426,552	440,052	421,637	441,287

Total Data ARPU	$7.53	$9.33	$7.26	$9.02

Wireless gross postpay subscriber revenue	$52,288	$53,606	$152,032	$160,872
Less: Wireless postpay voice and other feature revenue	(45,119)	(44,047)	(132,868)	(133,228)

Wireless postpay data revenue	$7,169	$9,559	$19,164	$27,644

Average postpay subscribers	301,264	310,601	296,359	312,348

Postpay data ARPU	$7.93	$10.26	$7.18	$9.83

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.8 million for the first nine months 2008. Total and postpay ARPU for the first nine months 2008, proforma for these reporting changes would have been $54.78 and $56.24, respectively.

NTELOS Holdings Corp.

Business Outlook for the Year 2009 1 (as of November 5, 2009)

	Twelve Months 2009
(dollars in millions)
Operating Revenues - Guidance
Wireless	$425.0	to	$427.0
Wireline	124.0	to	126.0
Other	—		—

	$549.0	to	$553.0

Reconciliation of Net Income to Adjusted EBITDA - Guidance

Net Income Attributable to NTELOS Holdings Corp.	$56.0	to	$60.0
Net Income Attributable to Noncontrolling Interests	1.0		1.0

Net Income	57.0	to	61.0

Interest expense, net [2]	29.0		29.0
Income tax expense [3]	38.0	to	40.0
Other income	1.0		1.0

Operating Income	125.0	to	131.0

Depreciation and amortization	97.0	to	94.0
Accretion of asset retirement obligations	1.0		1.0
Non-cash compensation charges	4.0		4.0

Adjusted EBITDA	$227.0	to	$230.0

Wireless	$162.0	to	$164.0
Wireline	71.0	to	72.0
Other	(6.0)		(6.0)

Adjusted EBITDA	$227.0	to	$230.0

Capital Expenditures
Wireless	$52.0	to	$51.0
Wireline [4]	37.0		37.0
Other	19.0		19.0

Total Capital Expenditures	$108.0	to	$107.0

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

[2]	Cash payments for interest expense for 2009 are expected to be approximately $30 million.
[3]	Current cash income tax for 2009 is expected to be between $9 million and $10 million.
[4]	Expenditures related to the acquisition of fiber optic assets from Allegheny Energy, Inc. are not included in 2009 Wireline capital expenditure outlook.